Exhibit 99.1

For Immediate Release
Media Contact
Carl Palmer

 (949) 234-1999
cpalmer@seychelle.com

Seychelle Reports Revenues and Net Income for the First Quarter ended May 31,2018

ALISO VIEJO, CA -- (BUSINESS WIRE) July 16, 2018 - Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Quarter ended May 31, 2018, Revenue was $1,133,901 compared to $1,208,207 in the prior year's fiscal quarter. The decrease in revenue is minimal and primarily due to typical seasonal variations of sales of our bottle, portable retail, pitcher replacement and pitcher custom product lines.

Seychelle had Net income of $92,791, for the fiscal quarter ended May 31, 2018, or $0.00 per share, compared to prior year's fiscal quarter Net income of $159,981, or $0.01 per share. This was primarily due to a decrease of approximately $74,000 in sales, decrease of approximately of $60,000 in cost of sales and an increase of approximately $62,000 in selling, general and administrative expenses.

As of May 31, 2018, we had $2,059,498 in cash and cash equivalents, $679,051 in accounts receivable and a backlog of $138,971 in unshipped product.   For the Second Fiscal Quarter, we anticipate increases in sales over our most recent Fiscal Quarter and a strong potential for increased income.

Seychelle is excited to release a new line of hollow fiber technology and advanced improvements to our filters' effectiveness and production in the upcoming months.  We also anticipate an increase in earnings with the addition of our innovative technology that focuses on water miscible Cannabidiol (CBD) in conjunction with our portable products.  Our focus continues to be investment in product innovation, expanding our marketing opportunities, and meeting the needs of the increased demand for advanced water filtration products.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com or call (949) 234-1999.